CERTIFICATE OF INCORPORATION

                                       OF

                             Denom Acquisition Corp.

FIRST:        The name of this corporation is Denom Acquisition Corp.

SECOND:       Its registered office in the State of Delaware is to be located at
Three Christina Centre, 201 N. Walnut Street, Wilmington DE 19801, County of New Castle. The registered agent in charge thereof is The Company Corporation, address "same as above."

THIRD:        The nature of the business  and the objects and purposes  proposed to be transacted, promoted and carried on, are to do any or all of the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

              The purpose of the corporation is to engage in any lawful act of activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:       The  amount  of  the  total  authorized   capital  stock  of  this
corporation is divided into 20,000,000 shares of stock at .0010 par value.

FIFTH:        The name and mailing address of the incorporator is as follows:

              Regina  Cephas,   Three  Christina  Centre,  201  N.  Walnut  St.,
              Wilmington DE 19801

SIXTH:        The  Directors  shall have power to make and to alter or amend the
By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

              With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this corporation.

              The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them shall be open to the inspection of the stockholder; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law of the By-Laws, or by resolution of the stockholders.

              The stockholders and directors shall have power to hold their meetings and keep the books, documents, and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

SEVENTH: Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves : (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file, and record this Certificate and do certify that the facts herein are true; and I have accordingly hereunto set my hand.


DATED:        January 10, 1996          /s/ Regina Ciphas